Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Starwood Property Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid:	Debt Convertible into Equity	6.75% Convertible Senior Notes due 2027	Rule 457(o) and Rule 457(r)	$402,500,000(1)(2)	100% of principal amount	$402,500,000(2)	$0.0001102	$44,355.50
Fees to Be Paid:	Equity	Common stock, $0.01 par value per share	Rule 457(i)	(3)	—(3)	—(3)	—(4)	—(4)
	Total Offering Amounts:					$402,500,000.00		$44,355.50
	Net Fee Due:							$44,355.50 (5)

(1)	Represents the aggregate principal amount of 6.75% Convertible Senior Notes due 2027 (the “notes”) whose offer and sale are registered by the registration statement relating to the prospectus supplement to which this exhibit is attached.

(2)	Includes $52,500,000 aggregate principal amount of notes that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional notes to cover over-allotments.

(3)	Includes an indeterminate number of shares of common stock, $0.01 par value per share (the “Common Stock”), of Starwood Property Trust, Inc. issuable upon conversion of the notes.

(4)	Pursuant to Rule 457(i) under the Securities Act of 1933 (the "Securities Act"), no separate registration fee is required for the shares of Common Stock issuable upon conversion of the notes because no additional consideration is to be received in connection with the exercise of the conversion privilege of the notes.

(5)	The fee payable in connection with the offering relating to this exhibit has been calculated pursuant to Rule 457(r) under the Securities Act and paid in accordance with Rule 456(b) under the Securities Act.